Exhibit 2.1

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Termination Agreement”), dated as of February 12, 2019, by and between Sentinel Energy Services Inc., a Delaware corporation (“Sentinel”) and Strike Capital, LLC, a Texas limited liability company (“Strike”), terminates that certain Transaction Agreement and Plan of Merger, dated as of October 18, 2018 (the “Transaction Agreement”), by and among Sentinel, Strike, OEP Secondary Fund (Strike), LLC, a Delaware limited liability company, One Equity Partners Secondary Fund, L.P., a Cayman Islands exempted limited partnership, all of the other equityholders of Strike signatories thereto, OEP-Strike Seller Representative, LLC, a Delaware limited liability company, and SES Blocker Merger Sub, LLC, a Delaware limited liability company. Each of Sentinel and Strike may be referred to herein individually as a “Party” and collectively as the “Parties”.

R E C I T A L S

A.        Pursuant to Section 9.1(a) of the Transaction Agreement, Sentinel and Strike have mutually agreed to terminate the Transaction Agreement.

B.       The respective boards of directors of Sentinel and Strike have approved this Termination Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sentinel and Strike agree as follows:

1.       Definitions. Capitalized terms used and not defined in this Termination Agreement have the respective meanings assigned to them in the Transaction Agreement.

2.       Termination of Transaction Agreement and Invacor Agreement. Subject to the terms and conditions of this Termination Agreement, the Transaction Agreement is hereby terminated by mutual written consent of Sentinel and Strike pursuant to Section 9.1(a) of the Transaction Agreement as of the date first written above (the “Termination Date”). Except as otherwise provided in the Transaction Agreement, from and after the Termination Date, the Transaction Agreement will be of no further force or effect, and the rights and obligations of each of the parties thereunder shall terminate. Effective as of the Termination Date, and as a result of the termination of the Transaction Agreement, the Purchase and Contribution Agreement, dated as of October 18, 2018, by and among Sentinel, Invacor Pipeline and Process Solutions, LLC, CSL Energy Holding III Corp, LLC and Strike, LLC (the “Invacor Agreement”) is hereby terminated automatically pursuant to Section 9.1(b) of the Invacor Agreement. Except as otherwise provided in the Invacor Agreement, from and after the Termination Date, the Invacor Agreement will be of no further force or effect, and the rights and obligations of each of the parties thereunder shall terminate.

3.       Confidentiality. The Confidentiality Agreement will survive the termination of the Transaction Agreement and remain in full force and effect in accordance with its terms. The Parties acknowledge and agree that all information provided by one Party or its Affiliates or Representatives to another Party or its Affiliates or Representatives in furtherance of the negotiation and execution of the Transaction Agreement and the consummation of the transactions contemplated by the Transaction Agreement shall be deemed to be Evaluation Material (as defined in the Confidentiality Agreement). Each Party certifies to the other that it will, and will cause its respective Affiliates and Representatives to, destroy all Confidential Information of the other Party that may be in its or its Affiliates’ or Representatives’ possession within 30 days following the Termination Date.

4.       Limitation on Soliciting Employees. Each Party agrees that, during the period commencing on the Termination Date and ending on the date that is 24 months following the Termination Date, such Party will not, and will not permit any Representative of such Party or any of its current or future Subsidiaries to solicit for employment with such Party or any of its Subsidiaries any Specified Employee of the other Party or any of its Subsidiaries; provided, however, that this Section 4 will not prevent either Party or any of their respective Subsidiaries from: (a) causing to be placed any general advertisement or similar notice that is not targeted specifically at employees of the other Party or any of its Subsidiaries; or (b) engaging any recruiting firm or similar organization to identify or solicit persons for employment on behalf of such Party or any of its Subsidiaries, or soliciting the employment of any Specified Employee of the other Party or any of its Subsidiaries who is identified by any such recruiting firm or organization, as long as such recruiting firm or organization is not instructed to target any employees of the other Party or any of its Subsidiaries. For purposes of this Section 4, a person shall be deemed to be a “Specified Employee” of a Party or any of its Subsidiaries if: (i) such person is employed by such Party or any of its Subsidiaries; (ii) such person has been involved in discussions with the other Party in connection with the negotiation and execution of the Transaction Agreement and the consummation of the transactions contemplated by the Transaction Agreement, including any discussions related to the potential post-Closing structure or operations of Strike, or such person has been introduced to the other Party during such discussions; and (iii) such person’s employment shall not have been involuntarily terminated by such Party or any of its Subsidiaries. Further, for purposes of this Section 4, Invacor and Invacor EmployerCo, LLC shall be treated as Subsidiaries of Sentinel. To the extent either Party undergoes any business combination, the solicitation prohibitions in this Section 4 shall not apply to the employees of any successor of either Party who were not employees of such Party or any of such Party’s Subsidiaries as of the Termination Date.

5.       Mutual Release. In consideration of the covenants, agreements and undertakings of the Parties under this Termination Agreement, each Party, on behalf of itself and its Affiliates and its and their respective Representatives (collectively, “Releasors”) hereby releases, waives and forever discharges the other Party and its Affiliates and its and their respective Representatives (collectively, “Releasees”) of and from any and all claims, Actions, losses, liabilities, rights, damages, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the Termination Date arising out of or relating to the Transaction Agreement or the transactions contemplated by the Transaction Agreement (including the Invacor Agreement), except for any Claims relating to rights and obligations preserved or created by or otherwise arising out of this Termination Agreement, Section 9.2 of the Transaction Agreement, Section 9.2 of the Invacor Agreement or the Confidentiality Agreement.

6.       Publicity. The Parties mutually agree to issue a joint press release in the form attached hereto as Schedule A regarding this Termination Agreement. Each Party will use commercially reasonable efforts to cause any publicly disseminated disclosure or statements made by such Party with respect to the transactions contemplated by the Transaction Agreement and the termination of the Transaction Agreement to be consistent with the statements made in such joint press release. Each Party shall not and each shall cause its Representatives and its or their respective Affiliates not to, at any time, disparage in any material respect the other Party or any Affiliate thereof, any of their respective businesses, any of their respective Representatives, or the reputation of any of the foregoing Persons.

7.       Expenses. Except as otherwise set forth in the Transaction Agreement, all costs and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transaction Agreement, the Invacor Agreement or this Termination Agreement and the transactions contemplated thereby or hereby (“Expenses”) shall be paid by the party incurring such Expenses.

8.       Miscellaneous.

(a)       This Termination Agreement shall be effective as of the date first written above, as if executed on such date.

(b)       This Termination Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The delivery of an executed Termination Agreement by facsimile or by other electronic delivery shall be sufficient to bind the party so delivering such Termination Agreement.

(c)       This Termination Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

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IN WITNESS WHEREOF, the Parties have caused this Termination Agreement to be duly executed as of the date first written above.

SENTINEL ENERGY SERVICES INC.

By:	/s/ Krishna Shivram
Name:	Krishna Shivram
Title:	Chief Executive Officer

STRIKE CAPITAL, LLC

By:	/s/ Stephen V. Pate
Name:	Stephen V. Pate
Title:	Authorized Signatory

SIGNATURE PAGE TO TERMINATION AGREEMENT

SCHEDULE A

FORM OF JOINT PRESS RELEASE